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                                                                       EXHIBIT 5


                     [LETTERHEAD OF WELLS FARGO & COMPANY]


June 1, 1999


Board of Directors
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163

Ladies and Gentlemen:

In connection with the proposed registration under the Securities Act of 1933, as amended, of a maximum of 21,000,000 shares of the common stock, par value of $1-2/3 per share, of Wells Fargo & Company, a Delaware corporation (the "Company"), and related preferred stock purchase rights (such shares and rights collectively the "Shares"), which may be issued pursuant to the Norwest Corporation Savings Investment Plan (the "Plan"), I have examined such corporate records and other documents, including the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission relating to the Shares (the "Registration Statement"), and have reviewed such matters of law as I have deemed necessary for this opinion. I advise you that in my opinion:

1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

2. When sold to the Plan's trustee on behalf of the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



/s/ Stanley S. Stroup
Stanley S. Stroup
Executive Vice President
and General Counsel